Exhibit 23.8

CONSENT OF QUALIFIED PERSON

I, Christian Laroche, P. Eng., in connection with the SK-1300 Technical Report Summary on the Back Forty Project, Michigan, USA and any amendments or supplements and/or exhibits thereto, consent to:

●	the filing and use of the Technical Report Summary for the Back Forty Project with an effective date of September 30, 2023;
●	the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Form 8-K and the Technical Report Summary; and
●	the use of information derived, summarized, quoted, or referenced from the Technical Report Summary, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form 8-K.

I am the qualified person responsible for authoring the following sections of the Technical Report Summary:  10, 14, 16, 22, and 23.

I also consent to the incorporation by reference of the above items in the registration statements of Gold Resource Corporation filed on Form S-3 (No. 333-235312) and Form S-8 (Nos. 333-214958 and 333-171779).

Dated October 26, 2023

By:	/s/ Christian Laroche
Name:	Christian Laroche, P. Eng.
Title:	Metallurgist, GRC